Exhibit 10.12

CHANGE IN CONTROL BONUS AGREEMENT

This CHANGE IN CONTROL BONUS AGREEMENT (this “Agreement”) is made as of April 30, 2013 (the “Effective Date”), between Veramark Technologies, Inc., a Delaware corporation with its principal office located at 1565 Jefferson Road, Suite 120, Rochester, New York (the “Company”), and             , an individual residing at                      (“Executive”).

WHEREAS, Executive is the                      of the Company; and

WHEREAS, the Company considers the continued availability of Executive’s services, managerial skills, and business experience to be in the best interest of the Company and its stockholders and desires to assure the continued services of Executive on behalf of the Company without the distraction of Executive occasioned by the possibility of a Change in Control of the Company; and

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1. Change in Control Bonus. Subject to Executive’s continued employment with the Company through the occurrence of the first Change in Control that occurs no later than December 31, 2013, the Company shall pay Executive a lump sum cash payment of $             (the “Change in Control Bonus”) within five days following such Change in Control. The Change in Control Bonus shall be subject to all applicable tax and other legally-required withholdings.

For purposes hereof, “Change in Control” means the occurrence of any of the following:

(a)	Any person or group (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors;

(b)	The Company merges or consolidates with another corporation (other than a majority-controlled subsidiary of the Company) unless the Company’s stockholders immediately before the merger or consolidation are to own at least 50% of the combined voting power of the resulting entity’s voting securities entitled generally to vote for the election of directors;

(c)	The Company sells or otherwise disposes of all or substantially all of the business or assets of the Company; or

(d)	Individuals who, as of the Effective Date, constitute the members of the board of directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of the Company (the “Board”), provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders is approved by a vote of at least a majority of directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for direction, without objection to such nomination) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board (excluding, however, for this purpose any Board member whose initial assumption as a member of the Board occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of any person or persons other than the Incumbent Board).

However, no Change in Control shall be deemed to have occurred by a reason of (A) any event involving a transaction in which Executive or a group of persons or entities with whom or with which Executive acts in concert, acquire(s), directly or indirectly, more than 50% of the combined voting power of the Company’s then-outstanding voting securities or the business or assets of the Company; or (B) any event involving or arising out of a proceeding under Title 11 of the United States Code or the provisions of any future United States bankruptcy law, an assignment for the benefit of creditors or an insolvency proceeding under state or local law.

A Change in Control shall be deemed to occur, (I) with respect to a Change in Control pursuant to subparagraph (a) above, on the date any person or group first becomes the beneficial owner, directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then-outstanding securities entitled generally to vote for the election of directors, (II) with respect to a Change in Control pursuant to subparagraph (b) or (c) above, on the date the applicable transaction closes, or (III) with respect to a Change in Control pursuant to subparagraph (d) above, on the date members of the Incumbent Board first cease to constitute at least a majority of Board.

2. Not an Employment Contract. Nothing in this Agreement or any other instrument executed pursuant hereto shall confer upon Executive any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of Executive with or without cause.

3. Governing Law. All terms of and rights under this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of law.

4. Amendments and Waivers. This Agreement may be amended, and any provision hereof may be waived, only by a writing signed by each party hereto.

5. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral discussions, agreements and understandings of any kind or nature.

6. Separability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

7. Headings. The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

8. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

9. Assignment; Binding Effect. This Agreement may not be assigned by Executive without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

10. Section 409A. The compensation and benefits provided under this Agreement are intended to qualify for an exemption from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance issued thereunder, so as to prevent the inclusion in gross income of any compensation or benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to Executive, and this Agreement shall be administered and interpreted consistent with such intention.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VERAMARK TECHNOLOGIES, INC.
By:
Name:
Title:

EXECUTIVE